Exhibit 99.1

                               Company Contact:      Ed Rosenfeld
                                                     Vice President, Strategic
                                                       Planning and Finance
                                                     Steven Madden, Ltd.
                                                     (718) 446-1800

                               Investor Relations/   Cara O'Brien/Melissa Myron
                               Press:                Financial Dynamics
                                                     (212) 850-5600
FOR IMMEDIATE RELEASE
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              STEVEN MADDEN, LTD. ANNOUNCES BETTER THAN ANTICIPATED
                        PRELIMINARY FIRST QUARTER RESULTS
              ~ Net Sales Expected to Increase Approximately 30% ~
              ~ Diluted EPS Expected to Range from $0.72 to $0.74 ~

LONG ISLAND CITY, N.Y. - April 20, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced preliminary results for the first quarter.

         Net sales are expected to increase approximately 30% over last year to $108 million, driven by stronger than anticipated sales in the wholesale segment. Wholesale net sales increased approximately 46%, including the contribution from recently acquired Daniel M. Friedman & Associates. Total retail sales decreased approximately 4%, while same store sales were down approximately 8% versus a 5.5% increase last year. The year-over-year decline in the retail business is primarily due to planned declines in the accessories and men's categories as well as a reduction in promotional sales.

         The Company's previously stated strategic initiatives to improve gross margin are gaining traction at a faster pace than anticipated and delivered strong tangible results during the quarter. As such, gross margins improved across all divisions, and this was a key driver of the Company's solid and better than planned first quarter performance. Operating expense leverage and an increase in commission and licensing fee income from the Company's growing private label business also contributed positively to the bottom line.

         Due to the broad based strength in the business, the Company expects first quarter earnings per diluted share will be in the range of $0.72 to $0.74 based on approximately 14.6 million diluted weighted shares outstanding. This compares to earnings per diluted share of $0.07 on 13.8 million diluted weighted shares outstanding in the first quarter of last year.

         "We continued our strong and steady momentum during the first quarter of 2006," said Jamieson Karson, Chairman and Chief Executive Officer. "Led by Steve, our design team continued to deliver fresh, trend-right products to our customers and this resulted in a very strong performance from our existing brands. In addition, the first quarter reflects the contribution from new and important additions to our business. Our new wholesale division, SM New York, performed ahead of initial expectations, and recently acquired Daniel M. Friedman posted solid initial results. At the same time, our operating initiatives continue to gain traction and delivered greater than expected results in the early part of the year. This broad based strength in the business enabled us to generate record results, and we look forward to building on this further as the year unfolds."

         The Company plans to report final first quarter results and provide detail on the outlook for 2006 on May 2, 2006. The Company will hold a conference call the same day at 10 a.m. Eastern Time.

         Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear
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specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including outerwear, eyewear, and hosiery and owns and operates 99 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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